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                                                                     EXHIBIT 5.1

                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                  212-450-4000
                                FAX: 212-450-4800

                                                                    June 1, 2004

ENERSIS S.A.
Santa Rosa 76
Santiago
Chile

Ladies and Gentlemen:

     We have acted as special United States counsel to ENERSIS S.A., a Chilean corporation (the "COMPANY"), in connection with the Company's offer (the "EXCHANGE OFFER") to exchange its 7.375% notes due 2014 (the "NEW NOTES") for any and all of its outstanding 7.375% notes due 2014 (the "OLD NOTES").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing and assuming the existence and good standing of the Company, its power to issue the New Notes, and the legality as a matter of Chilean law of the issuance of the New Notes, we are of the opinion that the New Notes, when duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose. Each of Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A., as Exchange Agents for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.


                                                   Very truly yours,

                                                   /s/ Davis Polk & Wardwell